EXHIBIT 10.41

FIRST NORTHERN BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SECTION 1
PURPOSE AND EFFECTIVE DATE

The purpose of the First Northern Bank Supplemental Executive Retirement Plan (the “Plan”) is to provide retirement income benefits to certain highly compensated employees of First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with it main office in Dixon, California (“Company”) and its Subsidiaries that supplement such employees’ Social Security benefits and benefits provided under the First Northern Bank of Dixon Profit Sharing/401(k) Plan and specified other employee benefit plans maintained by the Company.

The Plan shall be effective as of December 21, 2006. Amendments that may be made to the Plan from time to time shall apply to individuals participating in this Plan who perform work as Employees after the effective date applicable to such amendments.

SECTION 2
DEFINITIONS

2.01 Actuarial Equivalent. “Actuarial Equivalent” (or “Actuarially Equivalent”) means a benefit having the same value as another benefit which such benefit replaces based upon the mortality table and discount rate used by the Company to determine such value.

2.02 Board. “Board” means the Board of the Company.

2.03 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.04 Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.

2.05 Disability. “Disability” means a physical or mental impairment which has been determined by the Social Security Administration to have rendered the Participant totally and permanently disabled. The term “Disability” shall be interpreted in a manner consistent with Section 409A of the Code. The Participant must submit such evidence as the Plan Administrator deems necessary to verify the Participant’s Disability.

2.06 Disability Retirement Date. “Disability Retirement Date” means the date on which a Participant has been deemed to have incurred a Disability while in active employment of the Company.

2.07 Early Retirement Date. “Early Retirement Date” means the first date on which a Participant terminates employment with the Company after completing at least ten (10) years of Service, reaching (5) years of Participation Service, and attaining age fifty-five (55), but prior to the Participant’s Normal Retirement Date.

2.08 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.09 Final Average Compensation. “Final Average Compensation” means the result of (a) plus (b) as defined below:

(a)	The aggregate of a Participant’s salary during the final three full calendar years of Service, divided by thirty-six (36).
(b)	The average of the ratios for each of the final seven (7) full calendar years of Service of the participant’s annual bonus paid over the Participant’s salary paid, then multiplied by the amount in (a) above. In the event the Participant does not have seven (7) full calendar years of Service, zero will be used as the ratio for each full year not served.

2.10 Normal Retirement Age. “Normal Retirement Age” means age 65.

2.11 Normal Retirement Date. “Normal Retirement Date” means the date the Participant retires on or after their Normal Retirement Age.

2.12 Participant. “Participant” means an employee of the Company who satisfies the requirements of Section 3 of the Plan.

2.13 Participation Date. “Participation Date” means the date an employee of the Company is approved by the Compensation Committee of the Board to be a Participant of this Plan. If an employee participated in a supplemental arrangement preceding this Plan, the Participation Date will be the date the Participant was approved to participate in the preceding plan.

2.14 Participation Service. “Participation Service” means the period of Service starting with the Participation Date and continuing through the termination of such employment, including paid leaves of absence, but excluding any unpaid leaves of absence or other unpaid breaks in service except to the extent required to be included under applicable law.

2.15 Plan Administrator. “Plan Administrator” means the Company.

2.16 Profit Sharing Benefit. “Profit Sharing Benefit” means as of any calculation date the monthly benefit payable monthly over the same period as the benefit payable from this Plan that is Actuarially Equivalent to a hypothetical account balance equal to the sum of (a) and (b) below:

(a)	The annual amounts contributed by the Company (excluding any amounts deferred by the Participant) to the First Northern Bank Profit Sharing/401(k) Plan (or any other defined contribution arrangement in which the Participant received contributions from the Company), plus
(b)	Interest on the hypothetical amounts in (a) above assuming the amounts were contributed on December 31st of each year and interest was earned at the Treasury Rate for such calendar year. In the event interest is projected beyond the period of active employment, the Treasury Rate in effect during the calendar year of termination will be used for such projection. In determining the benefit that is Actuarially Equivalent to the hypothetical balance, the Treasury Rate in effect during the calendar year of termination will be used.

2.17 Salary. “Salary” means with respect to any individual the sum of (i) the amount paid to such individual as base salary from the Company plus any base salary amounts deferred by such individual under the First Northern Bank Profit Sharing/401(k) Plan and under the First Northern Bank Voluntary Deferred Compensation Plan. Deferred amounts shall be considered to have been received at such times and in such amounts as would have applied if no deferral had been elected by the individual.

2.18 Separation from Service. “Separation from Service” means the Participant’s service as an executive and independent contractor to the Company and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Company or the Participant’s death.

2.19 Service. “Service” means the period during which an Employee is employed by the Company commencing with the Employee’s first day of employment and continuing through the termination of such employment, including paid leaves of absence, but excluding any unpaid leaves of absence or other unpaid breaks in service except to the extent required to be included under applicable law.

2.20 Social Security Benefit. “Social Security Benefit” means one-half of the estimated monthly primary insurance amount that an Employee is or would be entitled to receive commencing at age 65 under the Social Security Act, whether or not the Employee applies for or actually receives such benefit at such age or at any earlier or later age. The Social Security Benefit shall be calculated as of January 1st in the year of termination assuming level future earnings to age 65 and no future increases in CPI or National Average Wage. The Social Security Benefit shall be calculated assuming a Participant has earned amounts exceeding the Social Security taxable wage base in every year possible. Alternatively, the Participant may submit records from the Social Security Administration specifying actual social security earnings which will then be used.

2.21 Target Retirement Percentage. “Target Retirement Percentage" shall equal the following:

(a)	For the CEO - 2.5% multiplied by Service, but limited to 50%.
(b)	Other Participants - 2.0% multiplied by Service, but limited to 50%.

2.22 Treasury Rate. “Treasury Rate” means the three year average of the market yield on U.S. Treasury securities at a 10-year constant maturity. The Plan Administrator shall choose the U.S. Treasury rate to be used in the calculation of the Treasury Rate annually on or close to the 1st day of each calendar year. The Treasury Rate is applicable for the full calendar year. If the treasury rates used in the calculation of the Treasury Rate ceases to be available, then the Plan Administrator may select any comparable published rate as a replacement.

SECTION 3
PARTICIPATION AND VESTING

3.1 Eligibility. Eligibility to participate in the Plan is limited to a select group of management or highly compensated employees of the Company that are designated, from time to time, by the Board.

3.2 Participation. An employee’s participation in the Plan shall be effective upon notification of such person by Company of eligibility to participate, completion of a Participation Agreement by such person, and acceptance of the Participation Agreement by the Company. Except as modified by paragraph 3.3 below, participation in the Plan shall continue as long as the Participant is eligible to receive benefits under the Plan.

3.3 Change in Employment Status. If the Board determines that a Participant’s employment performance is no longer at a level which deserves reward through participation in this Plan, but does not terminate the Participant’s employment with the Company, participation herein and eligibility to receive benefits hereunder shall be limited. The benefit payable to such Participant upon eventual termination of employment shall be determined at the date of termination for eligibility and vesting determinations. However, the monthly benefit payable to the Participant shall be calculated based on the Participant’s Service and Final Average Compensation as of the date of the change in employment status.

3.4 Vesting. A Participant whose employment with Employer terminates because of Normal Retirement, Early Retirement, Disability, or Death shall be 100% vested in the benefits described herein. Upon any other termination of employment, the Participant and the Participant’s Beneficiaries shall not be eligible to receive any benefits under the Plan, except as may be provided in the Participation Agreement between the Company and the Participant.

3.5 Discharge for Cause. Notwithstanding any other provisions of this Plan, no benefit shall be paid hereunder if a Participant’s employment with the Company has been terminated for “cause.” A termination for cause is a termination based upon the occurrence of any one of the following events:

(a)	The Participant’s willful and intentional violation of any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Company, or the rules or regulations of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or other regulatory agency or governmental authority having jurisdiction over the Company, which in the opinion of the Board has or might have a material adverse effect upon the Company;
(b)	The Participant’s conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Participant’s willful and intentional commission of a fraudulent or dishonest act; or
(c)	The Participant’s willful and intentional disclosure, without authority, of any secret or confidential information concerning the Company or any customer of the Company, or taking any action which the Board determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Company.

SECTION 4
BENEFITS

4.1 Normal Retirement Benefit. The Normal Retirement Benefit payable under this Plan to a Participant who retires on a Normal Retirement Date shall be a monthly benefit payable for 120 months plus 6 months for each full year of Service over 10 years (limited to 180 months total) and shall be equal to (a) less (b), but not less than zero:

(a)	The Participant’s Target Retirement Percentage multiplied by the Participant’s Final Average Compensation.
(b)	The sum of 1. and 2. below:

1.	The Participant’s Social Security Benefit, multiplied by the ratio (limited to 1.0) of the Participant’s Service to 25; and
2.	The Participant’s Profit Sharing Benefit on January 1st of the year of termination.

Benefit payments shall commence on the first day of the month after the month in which the Participant’s Separation from Service occurs. If when the Participant’s Separation from Service occurs the Participant is a specified employee within the meaning of Code section 409A, benefits for the first six months after Separation from Service shall be delayed and shall instead be paid on the first day of the seventh month after the month in which Separation from Service occurs. Should benefit payments be delayed due to the requirements of law or administration, the first payment will be the accumulated value of the delayed payments with interest to the payment date using the Treasury Rate, plus the payment due in that month.

4.2 Early Retirement Benefit. The Early Retirement Benefit payable under this Plan to a Participant who retires on an Early Retirement Date shall be a monthly benefit payable for 120 months plus 6 months for each full year of Service over 10 years (limited to 180 months total) and shall be equal to (a) less (b) less (c), but not less than zero:

(a)	The Participant’s Target Retirement Percentage multiplied by the Participant’s Final Average Compensation and further multiplied by the factor described in (d).
(b)	The Participant’s Social Security multiplied by the ratio (limited to 1.0) of the Participant’s Service to 25 and further multiplied by the factor described in (d); and
(c)	The Participant’s Profit Sharing Benefit on January 1st of the year of termination.
(d)	Early Commencement Factor - The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes the Participant’s Normal Retirement Age.

Benefit payments shall commence on the first day of the month after the month in which the Participant’s Separation from Service occurs. If when the Participant’s Separation from Service occurs the Participant is a specified employee within the meaning of Code section 409A, benefits for the first six months after Separation from Service shall be delayed and shall instead be paid on the first day of the seventh month after the month in which Separation from Service occurs. Should benefit payments be delayed due to the requirements of law or administration, the first payment will be the accumulated value of the delayed payments with interest to the payment date using the Treasury Rate, plus the payment due in that month.

4.3 Disability Retirement Benefit. The Disability Retirement Benefit payable under this Plan is the same benefit that would be paid in 4.2 above with the following modifications: (1) the Early Commencement Factor described in (d) shall not be less than 0.50 and (2) the Participant shall be eligible for the benefit without regard to any age or service requirement. Benefit payments shall commence on the first day of the month after the month in which the Participant’s Separation from Service occurs. If when the Participant’s Separation from Service occurs the Participant is a specified employee within the meaning of Code section 409A, benefits for the first six months after Separation from Service shall be delayed and shall instead be paid on the first day of the seventh month after the month in which Separation from Service occurs Should benefit payments be delayed due to the requirements of law or administration, the first payment will be the accumulated value of the delayed payments with interest to the payment date using the Treasury Rate, plus the payment due in that month.

4.4 Benefits Payable Upon Death. If a Participant dies while actively employed, the benefit payable to the Participant’s Beneficiary shall be the same benefit and paid for the same duration as the benefit the Participant would have received had the Participant become eligible for benefits under section 4.3 above on the date of the Participant’s death and then died before receiving the first payment. The benefit shall be paid to the Beneficiary at the same time the benefit would have been paid to the Participant under section 4.3, disregarding the potential six-month delay required under Code section 409A for separation-from-service benefits paid to a specified employee. If a Participant dies after termination of employment, the Participant’s Beneficiary shall be entitled to receive benefits in the same amount and for the same duration that the Participant would have received had the Participant survived to receive all payments due. The benefit shall be paid to the Beneficiary at the same time the benefit would have been paid to the Participant, disregarding the potential six-month delay required under Code section 409A for separation-from-service benefits paid to a specified employee.

4.5 Income Tax Withholding. The Company shall withhold from any amount paid under this Plan any and all federal, state and local income taxes and any other taxes that are required to be withheld from such payment under applicable law.

4.6 FICA Tax Withholding. The Company shall withhold from a Participant’s other compensation and/or from the first payments to be made under this Plan, the Participant’s share of FICA and other employment taxes imposed on the value of the benefits payable from this Plan when such taxes, in the sole judgment of the Company, are required to be withheld under applicable law. If any law provides the Company discretion as to the timing of tax withholding, the Company shall have the sole right determine when taxes shall be withheld.

4.7 Unfunded Status and Source of Benefit Payments. The Plan is intended to be unfunded for purposes of both ERISA and the Code. The Plan does not require any segregated or separate assets. The benefits provided under the Plan shall be paid solely from the general assets of the Company.

SECTION 5
BENEFICIARY DESIGNATION

5.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as their Beneficiary or Beneficiaries (both primary as well as secondary). Each Beneficiary designation shall be in a written form prescribed by the Plan Administrator, and will be effective only when filed with the Plan Administrator during the Participant’s lifetime.

5.2 Amendments; Marital Status. A Participant may change Beneficiary designation without the consent of any designated Beneficiary by filing a new Beneficiary designation with the Plan Administrator. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If a Participant’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

5.3 No Participant Designation. In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

5.4 Effect of Payment. The payment to the deemed Beneficiary shall completely discharge the Company’s obligations under this Plan.

SECTION 6
ADMINISTRATION

6.1 Administration. This Plan shall be administered by the Plan Administrator. The Plan Administrator is authorized to interpret this Plan and make all determinations which it deems necessary or advisable for its administration, which interpretations and determinations shall be conclusive on all affected parties, unless and until reversed, amended or withdrawn by the Plan Administrator. This Plan shall be administered as an unfunded employee pension benefit plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and is not intended to meet the qualification requirements of Section 401 of the Code or the requirements of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA.

6.2 Agents and Specialists. The Plan Administrator may appoint one or more persons or agents to aid it in carrying out its duties as Plan Administrator and a named fiduciary, and may delegate such of its powers and duties or powers as it deems desirable to such persons or agents. Such persons and agents may be, but are not required to be, officers of the Company or other Employees. The Plan Administrator may employ such counsel, auditors, actuaries and other specialists and such clerical, medical and other services as the Plan Administrator may require in carrying out the provisions of the Plan.

6.3 Application for Benefits. The Plan Administrator may require any applicant for a retirement benefit under this Plan to furnish it with such documents, data or information as the Plan Administrator may consider reasonably necessary or desirable. To the greatest extent possible, it is the intent of the Plan and its administrative procedures that any benefits payable to a Participant or Beneficiary be processed automatically by the Plan Administrator without the necessity of the Participant or Beneficiary filing any formal claim for benefits, other than such elections or notifications as may be required under the Plan.

6.4 Claims Procedure.

(a)	If a Participant or beneficiary believes he or she is entitled to benefits under the Plan and that such benefits have been denied to him or her, such Participant or beneficiary shall file a claim to benefits in writing with the Plan Administrator, setting forth the reason for and including any evidence supporting such claim. The Plan Administrator shall review any such claim and shall render a decision with respect thereto and shall notify the claimant of such decision within ninety (90) days following the Plan Administrator’s receipt of such claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In no event shall any such extension exceed ninety (90) days following the end of the initial ninety (90)-day period (i.e., the total period may not exceed one hundred eighty (180) days). If the Plan Administrator extends the time for processing a claim, the Plan Administrator shall give the claimant written notice of the extension within ninety (90) days of the Plan Administrator’s receipt of the claim. The notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision on the claim. If the Plan Administrator denies any benefit claim, notice of the denial shall set forth the following information in a manner calculated to be understood by the claimant:

1.	The specific reason or reasons for the denial;
2.	Reference to the specific Plan provisions on which the denial is based;
3.	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
4.	A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA if the appeal is denied.

(b)	Any denial of a claim to benefits may be appealed by a Participant or beneficiary for a reexamination of the claim by the Plan Administrator. Any such appeal must be filed in writing with the Plan Administrator within ninety (90) days following the Participant’s receipt of the written notice of denial. The written notice of appeal shall set forth grounds on which the appeal for reexamination of the claim is based. If written notice of the appeal is not submitted to the Plan Administrator within such ninety (90)-day period, the Plan Administrator’s original decision on the claim will become final. In the event such an appeal is timely filed, the Plan Administrator shall reexamine the claim and shall afford the participant or beneficiary an opportunity to present written comments, documents, records and other information relating to such claim. In such event, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Plan Administrator’s review on appeal shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision of the Plan Administrator with respect to any claim appealed to it for reexamination shall be made within a reasonable time, but not later than sixty (60) days after receipt of the request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the appeal. In no event shall any such extension exceed sixty (60) days following the end of the initial sixty (60)-day period (i.e., the total period may not exceed one hundred twenty (120) days). If the Plan Administrator extends the time for processing an appeal, the Plan Administrator shall give the claimant written notice of the extension within sixty (60) days of the Plan Administrator’s receipt of the claim. The notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision on the appeal. If the Plan Administrator denies any benefit claim on appeal, notice of the denial shall set forth the following information in a manner calculated to be understood by the claimant:

1.	The specific reason or reasons for the denial;
2.	Reference to the specific Plan provisions on which the denial is based;
3.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and
4.	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c)	The determination of the Plan Administrator with respect to any claim or appeal filed hereunder shall be conclusive and binding on all affected parties.
(d)	It is the duty of a Participant or beneficiary to keep the Plan Administrator or the Company informed of his or her current address and of any other changes in status or other factors which may affect his or her entitlement to benefits under this Plan and the processing of any claim in accordance with the automatic procedures contemplated in the Plan. In the event the Plan Administrator or Company is not kept so informed and as a result the claim to benefits cannot be processed automatically, the participant or beneficiary must file a claim to benefits in writing in accordance with the procedures set forth in Section 6.4(a) above.

SECTION 7
MISCELLANEOUS

7.1 Applicable Law. All matters respecting the validity, effect, interpretation and administration of this Plan shall be determined in accordance with ERISA, as it applies to unfunded employee pension benefit plans maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and, to the extent state law is not pre-empted by ERISA, the laws of the State of California applicable to contracts wholly executed and performed in such state.

7.2 Amendment or Discontinuance of the Plan. The Company expects to continue this Plan, but reserves the right to amend or terminate it in whole or in part at any time, to any extent and in any manner that the Company in its sole discretion may consider advisable, necessary or desirable. Each such amendment or termination shall be adopted by action of the Board taken at a duly held meeting of the Board, taken by written consent of the Board or taken in any other manner permitted under the Company’s articles of incorporation or bylaws or permitted under corporate law applicable to the Company. The Board may delegate (by reference to a specific amendment or class of amendments or otherwise) to any officer of the Company the authority to adopt any amendment or amendments (but not any plan termination) on behalf of the Board. Each amendment shall be duly adopted and in full force and effect when the action of the Board adopting such amendment is taken (if such amendment is adopted by the Board) or when signed by an officer of the Company who has authority to do so pursuant to the provisions of this Section

7.2 (if such amendment is adopted by such an officer). Upon any termination or partial termination of this Plan, the rights of all affected Participants and their Beneficiaries to benefits then accrued under this Plan shall be fully vested and non-forfeitable. No amendment or termination of this Plan shall adversely affect the rights of a Participant with respect to his or her accrued benefit under the Plan determined as of the date of adoption of the amendment with such accrued benefit being determined based on the benefit due to the participant on the amendment date had no amendment been adopted and the Participant had voluntarily terminated their employment. For the purpose of this section 7.2, the accrued benefit shall be determined assuming the date of amendment or discontinuance of the Plan is an Early Retirement Date for each Participant, disregarding the Early Retirement Date conditions stated in section 2.07.

7.3 Attorneys’ Fees and Costs. If any legal action or other proceeding is brought to collect any payment, to enforce any right, or to clarify any right under this Plan, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

7.4 No Trust or Fiduciary Relationship Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company or the Plan Administrator and any Participant or Beneficiary.

7.5 No Guarantee of Employment. No provision in this Plan shall be deemed or construed to impair or affect in any manner whatsoever the right of the Company in its discretion at any time to employ persons as Employees, to discharge or terminate the Service of any Participant or Employee, or to retire any Participant or Employee, and every such right shall remain with the Company as if this Plan were not in existence and had not been established.

7.6 Prohibition against Certain Payments. Notwithstanding any provision of the Plan to the contrary, no Participant shall be entitled to receive, and the Company shall not pay, any amount under this Plan that is prohibited by Federal Deposit Insurance Corporation Rules and Regulations, 12 CFR Part 359 (Golden Parachute and Indemnification Payments).

7.7 Indemnification. The Company, through insurance or otherwise, shall indemnify and defend any Board member, Company officer, Employee, Plan Administrator, and agent or representative of any Plan Administrator to whom the Plan Administrator has delegated administrative or fiduciary duties against any and all claims, losses, damages, expenses, including counsel fees, incurred by the person or agent and any liability, including any amounts paid in settlement with the Company’s approval, arising from the action or failure to act of the person or agent or Company, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person or agent. The right of indemnity described in the preceding sentence shall be conditioned upon (a) the timely receipt of notice by the Company of any claim asserted against the person or agent, which notice, in the event of a lawsuit shall be given within ten (10) days after receipt by the person or agent of the complaint, and (b) the receipt by the Company of an offer from person or agent of an opportunity to participate in the settlement or defense of such claim.

7.8 Assignments Prohibited. The interest hereunder, whether vested or not, of any Participant, contingent annuitant, or beneficiary shall not be subject to alienation, assignment, encumbrance, attachment, garnishment, execution, sequestration or other legal or equitable process, or transferability by operation of law in event of bankruptcy, insolvency or otherwise.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed for and on behalf of the Company by its duly authorized officers on this the 21st day of December, 2006.

FIRST NORTHERN BANK

By:

Title: